                                                        Exhibit 4.15


                 Dean Witter Select Equity Trust

                       Third Amendment to
                  Trust Indenture and Agreement

                  -----------------------------

          AMENDMENT, dated December 30, 1997, to the Trust Inden-ture and Agreement for the Dean Witter Select Equity Trust, be-tween Dean Witter Reynolds Inc., as Depositor, and United States Trust Company of New York (predecessor, as Trustee, to the undersigned The Chase Manhattan Bank), as Trustee, dated January 22, 1991, as amended (the "Agreement"),

                         WITNESSETH that

          WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and the Certificate holders have been satis-fied;

          NOW, THEREFORE, the parties hereto agree as follows:

     A. Section 1.01 of the Agreement is amended to add the following definitions:

          "Distribution Agent" shall mean the
          Distribution Agent appointed in the
          Distribution Agency Agreement, or its
          successor as appointed pursuant to
          the Distribution Agency Agreement.

          "Distribution Agency Agreement" shall
          mean the Distribution Agency Agree-
          ment among the Depositor, Trustee and
          the Distribution Agent dated as of
          December 30, 1997.

          Definitions following these defini-
          tions shall be renumbered.

     B. Section 2.06 of the Agreement is amended to insert the following after the second use of the word Deposi-tor in the first sentence thereof:

"and such other persons authorized by the Depositor"

     C. Section 5.02 of the Agreement is amended by adding the following prior to the first paragraph thereof:

     "In connection with each redemption of Units, the De-positor shall direct the Trustee to redeem Units in ac-cordance with the procedures set forth in either (a) or
     (b) of this Section 5.02.  (a)  Trustee-"

     D. Section 5.02 of the Agreement is amended by adding the following three paragraphs after the fourth para-graph of such Section 5.02.

     (b)  Distribution Agent-On any Business Day on which any
     Unit or Units are tendered for redemption (the "Redemption
     Day") by a Unit Holder or his duly authorized attorney to the Trustee at its Unit investment trust office in the City of New York not later than the Evaluation Time, such Units shall be redeemed by the Trustee on that Redemption
     Day. Units in uncertificated form shall be tendered by means of an appropriate request for redemption in form approved by the Trustee. Unit Holders must sign exactly as their name appears on the register with the signature guaranteed by a participant in a signature guarantee program acceptable to the Trustee, or in such other manner as may be acceptable to the Trustee. The Trustee may also require additional documents such as, but not limited to, trust instruments, certificates of death, appointments as executor or administrator or certificates of corporate authority. Subject to payment by such Unit Holder of any tax or other governmental charges which may be imposed thereon, such redemption is to be made by distribution to the Distribution
     Agent on behalf of the redeeming Unit Holder on the Redemption Day of (i) the Unit Holder's pro rata portion as of the Redemption Day of the Securities in the Trust as designated by the Depositor and
     (ii) the Unit Holder's pro rata portion of the cash in the Trust as of the Redemption Day (herein called the "Redemption Distribution").
     The Distribution Agent will dispose of such assets in accordance with the provisions of the Distribution Agent Agreement. Fractional interests in shares distributed to the Distribution Agent, which are not included in the Redemption Distribution, shall be held in trust by the Distribution Agent, which is hereby designated a subcustodian of the Trustee with respect to such fractional interests, and shall be subject to such disposition as the Depositor shall direct. Units received for redemption by the Trustee on any date after the Evaluation Time will be held by the Trustee until the next Business Day on which the New York Stock Exchange is open for trading and will be deemed to have been tendered on such day for redemption at the Redemp-tion Price computed on that day. Units tendered for redemption by the Depositor on any Business Day shall be deemed to have been tendered before the Evaluation Time on such Business Day provided that the Depositor advises the Trustee before the later of the Trustee's close of business and 5:00 PM New York City time. By such advice, the Depositor will be deemed to certify that all Units so tendered were either (a) tendered to the Depositor or to a retail dealer between the Evalua-tion Time on the preceding Business Day and the Evalua-tion Time on such Business Day or (b) acquired previ-ously by the Depositor but which the Depositor deter-mined to redeem prior to the Evaluation Time on such Business Day.

     The portion of the Redemption Distribution which repre-sents the Unit Holder's interest in the Income Account shall be withdrawn from the Income Account to the ex-tent available. The balance paid on any redemption, including dividends receivable on stocks trading ex dividend, if any, shall be withdrawn from the Principal Account to the extent that funds are available for such purpose. If such available balance shall be insuffi-cient, the Trustee shall advance funds sufficient to pay such amount to the Unit Holder and shall be enti-tled to reimbursement of such advance upon the deposit of additional monies in the Income Account or Principal Account, whichever happens first. Should any amounts so advanced with respect to declared but unreceived dividends prove uncollectable because of default in payment of such dividends, the Trustee shall have the right immediately to liquidate Securities in amount sufficient to reimburse itself for such advances, with-out interest. In the event that funds are withdrawn from the Principal Account for payment of any portion of the Redemption Distribution representing dividends receivable on stocks trading ex dividend, the Principal Account shall be reimbursed when sufficient funds are next available in the Income Account for such funds so applied.

     Unit Holders requesting or required to receive a cash distribution shall receive such distribution in accor-dance with the applicable provisions of the Distribu-tion Agency Agreement.

     E. Section 6.02 of the Agreement is amended by adding the following at the end of the second paragraph thereof:

          The Trustee shall maintain and pro-
          vide, upon the request of a Unit
          Holder or the Depositor, the Unit
          Holder or the Unit Holder's desig-
          nated representative with the cost
          basis of the Securities represented
          by the Unit Holder's Units.

          This Amendment shall be effective with respect to any Trust created by a Reference Trust Agreement incorporating the Trust Indenture and Agreement dated on or after the date hereof.

          IN WITNESS WHEREOF, Dean Witter Reynolds Inc. and The
Chase Manhattan Bank have caused this amendment to be executed by one of their authorized officers as of the day and year first above written.

                              DEAN WITTER REYNOLDS INC.,

                                            as Depositor
                                    By:
                                        -------------------------
                                    Title: First Vice President
(SEAL)

Attest:

By:
   ----------------------------
   Title:  First Vice President

                                THE CHASE MANHATTAN BANK,

                                           as Trustee
                                    By:
                                       ------------------------
                                       Title:
Attest:

By:
    ---------------------------
    Title:

                            DISTRIBUTION AGENCY AGREEMENT

          This Distribution Agency Agreement ("Agreement") dated as of December 30, 1997 among Dean Witter Reynolds Inc., as the Depositor (the "Depositor"), The Chase Manhattan Bank, as Trustee (the "Trustee") pursuant to the Trust Indenture and Agreement dated January 22, 1991, as amended on March 16, 1993, July 18, 1995 and December 30, 1997, (collectively, the "Indenture"), relating to series of the Dean Witter Select Equity Trust Select 5 Industrial Portfolio (each, a "Trust") and The Chase Manhattan Bank, as Distribution Agent (the "Agent"), sets forth procedures for the distribution of proceeds of redemptions of Units from the Trust to the Unit Holders. All capitalized terms used but not defined herein that are defined in the Indenture are used herein as defined therein.

                                WITNESSETH THAT:

          In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee and the Agent agree as follows:

                                   ARTICLE I

          SECTION 1.01.  Redemption of Units.

          (a)  IN KIND REDEMPTION OF UNITS:  Units tendered as set forth in
     Section 5.02 of the Indenture for redemption shall be redeemed on the Redemption Day. Subject to payment by a tendering Unit Holder of any tax or other governmental charges which may be imposed thereon, such redemption shall be made by the distribution by the Trustee to the Agent on the Redemption Day of the Redemption Distribution. The Agent shall distribute to the redeeming Unit Holder no later than the third Business Day subsequent to the Redemption Day the whole securities received by it plus the cash component of the Redemption Distribution in an amount equal to the Unit Cash Value (the Unit Value less the value determined pursuant to Section 5.01(a)(2) of the Indenture shall be the "Unit Cash Value") plus cash equal to the value of fractional shares, provided, however, that the Agent will not transfer to a Unit Holder Securities distributed in kind unless the Unit

     Holder tenders in excess of 25,000 Units (based on Units offered at approximately $10.00 per Unit.

          (b) CASH REDEMPTION OF UNITS: Unit Holders tendering fewer than 25,000 Units (based on Units offered at approximately $10.00 per Unit) and other Unit Holders not desiring to retain Securities in-kind will receive a distribution in cash as set forth in this paragraph (b). Units tendered for redemption in connection with a cash redemption shall be tendered and redeemed in the manner and at the time set forth in (a) above for in kind redemptions, except that on the Redemption Date related to such tender by a Unit Holder or as soon thereafter as possible, the Agent shall sell the Securities which comprise the Redemption Distribution, using its best reasonable efforts to secure the best price obtainable for such Securities, and shall distribute to the Unit Holder, subject to payment by the Unit Holder of any tax or governmental charges that may be imposed thereon or any brokerage commission charged on the sale, for each Unit tendered (i) an amount in cash equal to the proceeds from the sale of the Securities which comprise the Redemption Distribution; (ii) an amount in cash equal to the Unit Cash value (determined as of the Evaluation Time on the date of tender); and (iii) cash equal to the value of any fractional shares included in the Unit Holder's pro rata portion of the Securities as of the Redemption Day distributed to the Agent by the Trustee. Such cash distribution shall be made within seven calendar days of the Redemption Day. Neither the Agent nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with this Section 1.01(b).

With respect to either (a) or (b) above, if the Unit Cash Value is an amount less than zero, the Agent shall remit to the Trustee (or the Trustee shall, in the case of (x) or (y) below, withhold from distribution to the redeeming Unit Holder) for each redeemed Unit the negative amount, obtained from the following sources in the following order until such amount has been remitted to the Trustee in full:

     (x) amounts due the Unit Holder of such redeemed Units from the sale of fractional shares of Securities otherwise part of the Redemption Distribution;

     (y) amounts otherwise due to the Unit Holder of such redeemed Units in the form of an Income Distribution;

     (z) proceeds from the sale of other shares of Securities otherwise part of the Redemption Distribution.

          SECTION 1.02. In-Kind Rollover: The provisions of this section shall apply to distributions from such series of the Dean Witter Select Equity Trust as the Depositor shall specify to the Trustee and Agent prior to one or more dates designated by the Depositor (each a "Rollover Date") for such series. As directed by the Depositor, the Trustee shall notify Unit Holders of the availability of any election provided under this sub-section.

          A Unit Holder who holds at least the minimum Unit holding, if any, specified by the Depositor and Agent may, by notice to the Agent or Depositor, elect to invest in a subsequent trust ("New Trust") through an in-kind deposit into the New Trust and to have his Securities and cash comprising the in-kind Redemption Distribution in respect of his Units (the "Termination Distribution") held by the Agent on his behalf and the following actions taken on his behalf.

     1. The Agent shall determine the number of whole and fractional shares of each issue of Securities included in the Unit Holders' Termination Distribution from the terminating series of the trust ("Old Trust").

     2. The Agent shall estimate the aggregate number of Units of the New Trust ("New Trust Units") which can be created from the Termination Distributions by totalling the value (determined as provided in the Indenture) of the Securities identified in paragraph 1 and cash included in the electing Unit Holders' Termination Distributions, subtracting from such amount transaction costs, and dividing such number by the then net asset value of the New Trust Units, as increased by any applicable sales charge.

     3. The Agent shall determine the number of shares of each issue of Securities which is common to both the Old Trust and New Trust ("Common Securities") required to create the number of Units estimated in paragraph 2. The Agent shall segregate from the Securities identified in paragraph 1 (to the extent included therein) such number of shares of Common Securities to the extent of whole shares and shall transfer such whole shares to a separate account for the electing Unit Holders.

     4. The balance of the Securities identified in paragraph 1 shall be sold, on behalf of the electing Unit Holders, by the Depositor as sub-agent for the Agent, or by such other sub-agent as shall be designated by the Depositor or absent such designation, such other sub-agent as the Agent shall determine (any such sub-agent, the "Sub-Agent") on the Rollover Date of the Old Trust, or during such other period as the Depositor shall select ("Sale Date"), such Sub-Agent using its best reasonable efforts to secure the best price obtainable for the Securities (the "Sales Proceeds"). The Agent shall deduct from the Sales Proceeds and pay any tax or governmental charges and commissions in connection with the sales. The net proceeds shall be transferred to a separate account for the electing Unit Holders.

     5. On the Sale Date, the Sub-Agent, on behalf of the electing Unit Holders, shall purchase Securities required to constitute the New Trust Units which are not Common Securities ("New Trust Securities") and any additional shares of Common Securities necessary to constitute the New Trust Units. If the available Sales Proceeds and other cash amounts included in the Termination Distribution shall be insufficient to purchase the number of shares of New Trust Securities and any additional shares of Common Securities required to create the number of New Trust Units estimated by the Agent as provided in paragraph 2, such estimated number of New Trust Units shall be reduced and the excess shares of Common Securities and New Trust Securities shall be promptly sold by the Sub-Agent on behalf of the electing Unit Holders.

     6. Following the execution of contracts for all of the above sales and purchases, the Common Securities and the New Trust Securities, or contracts to purchase such New Trust Securities, and cash, if any, required to be deposited in connection with the issuance of the New Trust Units, shall be deposited by the Agent on behalf of the electing Unit Holders in the New Trust. The Agent shall cause to be credited to each such Unit Holder the New Trust Units attributable to such Unit Holder's Termination Distribution. Fractional Units shall be promptly sold to the Depositor or, if the Depositor declines to purchase the fractional Units, redeemed in accordance with the Indenture, provided, however, that no deferred sales charge shall be deducted from the proceeds of such sale or redemption.

     7. Within a reasonable time thereafter, the Agent shall (i) distribute to the Depositor the sales charge, if any, payable to the Depositor (as certified to the Agent by the Depositor, on which certification the Agent shall rely) in connection with the issuance of New Trust Units to the Unit Holders, (ii) distribute, in accordance with this Agreement, to each Unit Holder such Unit Holder's pro rata share of any cash not applied to the purchase of New Trust Securities and
          (iii) mail to each Unit Holder a report showing the number of New Trust Units credited to the Unit Holder and the sales charge, if any, paid to the Depositor to acquire the New Trust Units.

     8. The Agent shall have no liability to any person for any loss or depreciation resulting from any estimate made pursuant to this section so long as such estimate was made in good faith on the basis of information reasonably available to the Agent. Neither the Depositor, the Trustee, the Agent nor any Sub-Agent shall be liable for or responsible in any way for depreciation or loss incurred by reason of any estimate, sale or sales, or purchase or purchases, including, without limitation, sales or redemptions of fractional Units, made in accordance with this section.

                                    ARTICLE II

                   DISTRIBUTION BETWEEN AGENT AND UNIT HOLDERS

          SECTION 2.01. CASH DISTRIBUTIONS: (a) Upon receipt of any cash to be distributed as a result of the sale of Securities or other actions taken as provided in Sections 1.01 and 1.02 hereof, the Agent shall deposit such cash in an account entitled The Chase Manhattan Bank as Agent pursuant
to the Distribution Agency Agreement dated December   , 1997 or other similar
title (the "Agency Account"). All distributions to be made pursuant to this Agreement shall be made from such account.

          (b) Cash to be distributed to Unit Holders shall be distributed by the Agent to such Unit Holders in the manner generally used by the Trustee for cash Income Distributions made to Unit Holders.

                                  ARTICLE III

                                 MISCELLANEOUS

          SECTION 3.01. FEES AND EXPENSES: The Agent shall receive no fee for its services hereunder; PROVIDED, however, that the Trustee may pay the Agent an amount equal to the costs incurred by the Agent in connection with the performance by the Agent of its services hereunder, which costs shall be allowed the Trustee as a cost of its services as Trustee, but the Trustee shall not be entitled to be reimbursed by the Trust for any such fee paid to the Agent to the extent the Trustee would thereby receive a fee greater than the Trustee's fee set forth in the Indenture. Out-of-pocket expenses incurred by the Agent (E.G., mailing costs) shall be reimbursed by the Trustee and shall be treated as expenses of the Trust under the Indenture. The Agent shall be indemnified and held harmless against any loss or liability accruing to it without negligence, bad faith or willful misfeasance on its part (or by reason of its reckless disregard of its obligations and duties hereunder), arising out of or in connection with the acceptance or administration of this Agreement, including the costs and expenses (including counsel fees) of defending itself against any claim of liability in the premises.

          SECTION 3.02. GENERAL MATTERS RELATING TO AGENT: (a) All moneys deposited with or received by the Agent hereunder shall be held by it without interest until required to be disbursed in accordance with the provisions of this Agreement.

          (b) The Agent shall be under no liability for any action taken in good faith in reliance on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document provided by the Trustee or the Depositor, whether or not of the same kind, prima facie properly executed, or for the disposition of moneys or Securities pursuant to this Agreement; or in respect of any evaluation which it is required to make or is required or permitted to have made by others under this Agreement or otherwise, except by reason of its own willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. The Agent may construe any of the provisions of this Agreement, insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, which construction shall be binding upon the Unit Holders and the parties hereto.

          SECTION 3.03.  RESIGNATION, DISCHARGE OR REMOVAL OF AGENT;
SUCCESSORS: (a) The Agent may resign and be discharged from the duties created by this Agreement by executing a written resignation as such Agent, and filing the same with the Trustee and the Depositor at least 60 days prior to the date on which the Agent intends such resignation to become effective. Upon receiving such notice of resignation, the Depositor shall use its best efforts promptly to appoint a successor Agent in the manner and meeting the qualifications hereinafter provided. In case at any time the Agent shall not meet the requirements set forth in Section 3.04 hereof, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of such Agent or of its property shall be appointed, or any public officer shall take charge or control of such Agent or of any of its property or affairs for the purposes of rehabilitation, conservation or liquidation or if the Depositor shall determine in good faith that there has occurred either
(1) a material deterioration in the creditworthiness of the Agent or (2) one or more negligent or otherwise wrongful acts on the part of the Agent having a materially adverse effect, either singly or in the aggregate, on the Securities and proceeds thereof and interests of the Unit Holders, such that the replacement of the Agent is in the best interests of the Units Holders, the Depositor may remove such Agent and appoint a successor Agent by written instrument or instruments delivered to the Trustee, the Agent so removed and the successor.

          (b) In case at any time the Agent shall resign and no successor Agent shall have been appointed within thirty days after notice of resignation has been received by the Depositor, the Depositor shall serve as Agent until a qualified successor Agent is appointed.

          SECTION 3.04. QUALIFICATION OF AGENT: The Agent and any successor Agent shall be a banking or trust corporation meeting the requirements of the Investment Company Act of 1940 for trustees, organized and doing business under the laws of the United States or any state thereof, having at all times an aggregate capital, surplus, and undivided profits of not less than $5,000,000.

          SECTION 3.05. PROCEDURE UPON TERMINATION: This Agreement and the duties created hereby shall terminate upon the disposition of the last Security and the proceeds of such Security held under the Indenture and this Distribution Agency Agreement.

          SECTION 3.06. AMENDMENT AND WAIVER: This Agreement may be amended from time to time by the Depositor, the Trustee and the Agent (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein; or (b) to make such other provisions in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unit Holders.

          SECTION 3.07. NEW YORK LAW TO GOVERN: The internal laws of the State of New York shall govern the rights of the parties hereto and the interpretation of the provisions hereof.

          SECTION 3.08. NOTICES: Any notice, demand, direction or instruction to be given to the Depositor hereunder shall be in writing and shall be duly given if mailed or delivered to Dean Witter Reynolds Inc., Two World Trade Center, New York, New York 10048, or at such other address as shall be specified by the Depositor to the other parties hereto in writing. Any notice, demand, direction, or instruction to be given to the Trustee or Agent shall be in writing and shall be duly given if mailed or delivered to its office at 4 New York Plaza, New York, New York 10004, or such other address as shall be specified to the other parties hereto by the Trustee or Agent, as the case may be, in writing.

          SECTION 3.09. SEVERABILITY: If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

          SECTION 3.10. SEPARATE AND DISTINCT SERIES: Each Trust established as a Series of the Dean Witter Select Equity Trust shall, for all financial and administrative purposes, be considered separate and distinct from every other Trust, and the assets of one Trust shall not be commingled with the assets of another Trust nor shall the expenses of any one Trust be charged against any other Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                       DEAN WITTER REYNOLDS INC.
                                       Depositor

                                       By
                                         -------------------------------------
                                         Title:  First Vice President


ATTEST:

-----------------------------------
Assistant Secretary

                                       THE CHASE MANHATTAN BANK,
                                       Trustee

                                       By
                                         -------------------------------------
                                         Title:  Vice President


ATTEST:

-----------------------------------
Assistant Treasurer

                                       THE CHASE MANHATTAN BANK,
                                       Agent

                                       By
                                         -------------------------------------
                                         Title:  Vice President


ATTEST:

-----------------------------------
Assistant Treasurer